SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

June 14, 2005

Date of Report (Date of earliest event reported)

PENNS WOODS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-17077	23-2226454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

300 Market Street, Williamsport, Pennsylvania		17701
(Address of principal executive offices)		(Zip Code)

(570) 322-1111
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)  On June 14, 2005, the Board of Directors of Penns Woods Bancorp, Inc. (the ”Corporation”) adopted a resolution appointing Hubert A. Valencik to the Board of Directors of the Corporation effective upon his retirement on July 15, 2005 from employment with the Corporation and its wholly owned banking subsidiary, Jersey Shore State Bank.  Mr. Valencik, age 63, presently serves as Senior Vice President of the Corporation and Senior Vice President and Chief Operating Officer of Jersey Shore State Bank.  The committees of the Board of Directors of the Corporation to which Mr. Valencik is to be assigned have not been determined.  Mr. Valencik will continue to serve on the Asset Liability Committee of Jersey Shore State Bank.

Item 5.03            Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)  In connection with the resolution adopted by the Board of Directors appointing Hubert A. Valencik to the Board of Directors of the Corporation effective July 15, 2005 as described in Item 5.02, the Board also on June 14, 2005 amended the mandatory director retirement provisions of the Corporation’s bylaws to exempt from such provisions a former officer of the Corporation upon his or her retirement.  Prior to amendment, these mandatory retirement provisions made any person who had attained age 60 prior to election or appointment, with certain limited exceptions, ineligible to serve as a director of the Corporation.  The amendment adds an exception to this general rule to provide that it shall not apply to the appointment or election of a former senior officer of the Corporation or any of its affiliates upon the officer’s retirement from employment up to age 70.  At the June 14 meeting, the Board of Directors of the Corporation also reviewed the Corporation’s bylaws in their entirety, and amended and restated the Corporation’s bylaws, effective as of that date.  In summary, among other things, the Board of Directors approved the following changes to the Corporation’s bylaws:

•                  Revised the provisions relating to calling a special meeting of shareholders.  Under the amended and restated bylaws, special meetings of shareholders may be called by the Board of Directors, the Chairman of the Board or the President.  The previous provision permitted a special meeting to be called by the Board of Directors, the Chairman of the Board, the President, or shareholders entitled to cast 1/5 of the votes which all shareholders are entitled to cast.

•                  Revised the provision requiring advance notice of nominations for director and added a provision requiring advance notice of matters to be placed on the agenda for consideration at an annual meeting of shareholders.  Under these provisions as revised, advance written notice is required not less than 90 and not more than 150 days prior to an annual meeting of shareholders.  The notice must contain the information set forth in the bylaws.  With respect to the Corporation’s annual meeting of shareholders to be held on April 26, 2006, under the amended and restated bylaws, notice of a shareholder’s intention to nominate an individual for election as a director or place a matter on the agenda for consideration at an annual meeting must be received between November 29, 2005 and January 28, 2006.

•                  Revised the provisions relating to determining the number of directors to be elected at an annual meeting of shareholders.  Under the amended and restated bylaws, the Board of Directors determines the number of directors to be elected at an annual meeting of shareholders within the total authorized number of directors between five and twenty-five.  The previous provision provided that the number of directors could be determined by resolution of the Board of Directors at any time or by the shareholders at any annual or special meeting.

•                  Revised the provisions relating to indemnification of directors to provide for mandatory indemnification and advancement of expenses to fullest extent authorized or permitted by the laws of the Commonwealth of Pennsylvania.  Under this standard as currently in effect, indemnification and advancement of expenses generally would be mandatory absent a court determination of willful misconduct or recklessness on the part of the director.  The previous provision effectively required a determination that the director acted in good faith and in a manner the director reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action, had no reason to believe that his or her conduct was unlawful.

•                  Revised certain provisions relating to the Audit Committee consistent with regulatory changes resulting from the Sarbanes-Oxley Act of 2002 and related NASDAQ rule changes.

•                  Added provisions consistent with Pennsylvania law on the manner of giving notice of meetings of shareholders and the requirements for proxies, primarily relating to the use of electronic communications.

•                  Added provisions on the form of stock certificates, the appointment of transfer agents or registrars for the Corporation’s securities, and added certain clarifications with respect to the duties of the President of the Corporation, the timing of the effectiveness of officer resignations, and the Corporation’s emergency bylaws.

A copy of the Amended and Restated Bylaws is attached as Exhibit 3(ii) to this Current Report on Form 8-K and this summary is qualified by reference to such Amended and Restated Bylaws.

Item 9.01            Financial Statements and Exhibits.

(c)           Exhibits:

The following exhibit is filed herewith:

3(ii)  Amended and Restated Bylaws of Penns Woods Bancorp, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNS WOODS BANCORP, INC.

Dated: June 17, 2005

	By:	/s/ Ronald A. Walko
Ronald A. Walko
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number

3(ii)	Amended and Restated Bylaws of Penns Woods Bancorp, Inc.